Exhibit 99.1

February 7, 2008

Mr. Robert Ellin

Trinad Capital

2121 Avenue of the Stars

Suite 1650

Los Angeles, CA 90067

Dear Mr. Ellin:

We are in receipt of your letter dated 15 January 2008 (received 17 January 2008) and acknowledge your concerns. As reviewed in prior correspondence between NTN Buzztime, Inc (the “Company”) and Trinad Capital, the Company and its Board of Directors will consider any qualified director candidate recommended by the Company’s stockholders. To that end, the Company has a well established process and specific procedures for receiving and evaluating such recommendations. The Board will give serious and due consideration to any candidate recommended for director by any stockholder of the Company in accordance with these procedures.

In fact, and as you are undoubtedly aware, the Company has, in recent months, appointed to its Board of Directors two individuals representing two of the Company’s largest stockholders. The Board of Directors made these appointments consistent with full consideration of the fiduciary responsibilities to the Company’s stockholders.

With respect to your demand that the Company immediately appoint two individuals designated by you to its board of directors, we again refer Trinad Capital to the established policy and procedures that are available to all Company stockholders seeking to submit qualified candidates for consideration by the stockholders, the details of which can be found in the Company’s annual proxy statement – publicly available online at www.ntnbuzztime.com – and also included in the Company bylaws and Corporate Governance Guidelines.

The Company’s management team and Board of Directors are fully committed to continuously improving stockholder value. We are always interested in receiving constructive recommendations and suggestions. We previously invited you to forward the “strategic alternatives that would unlock and maximize stockholder value” you indicated you had in your earlier letter. To my knowledge there has been no such communication between Trinad Capital and the Company.

Mr. Robert Ellin

Trinad Capital

February 7, 2008

Perhaps you would be interested in suggesting how the Company could benefit from Trinad Capital’s thinking on these matters besides your request to designate two new board members. We look forward to hearing from you in this regard.

Sincerely,

/s/ Michael Fleming
Michael Fleming
Chairman,
Nominating and Corporate Governance Committee of the Board of Directors

MF/lkw